EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2022, which includes an explanatory paragraph relating to Cyclo Therapeutics, Inc.’s ability to continue as a going concern, relating to the financial statements of Cyclo Therapeutics, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/WithumSmith+Brown, PC

East Brunswick, New Jersey

November 20, 2022